Exhibit 99.2

ArcBest® is providing this exhibit as supplemental information to its scheduled conference call and the press release announcing the Company’s unaudited third quarter 2018 results filed as Exhibit 99.1 to the Company’s Current Report on Form 8-K. Certain statements and information in this exhibit may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Refer to the “Forward-Looking Statements” disclosure at the end of this exhibit.

Non-GAAP Financial Measures

ArcBest reports its financial results in accordance with generally accepted accounting principles (“GAAP”); however, this exhibit includes certain non-GAAP information. Refer to the discussion of non-GAAP information included in Item 2.02 of the Current Report on Form 8-K to which this exhibit is included for further information, including reference to reconciliations of GAAP to non-GAAP financial measures provided by the Company.

ArcBest Consolidated

Interest expense

Interest expense, net of interest income, was $1.4 million in third quarter 2018.  ArcBest expects the fourth quarter 2018 net interest expense to approximate $1.7 million.

“Other, net” line within Other Income (Costs) on the Consolidated Statements of Operations

The “Other, net” line of ArcBest’s income statement, which primarily includes changes in cash surrender value of life insurance and components of the net periodic benefit cost of the nonunion pension and postretirement plans as described in the following paragraphs, was a net cost of $0.7 million in third quarter 2018 versus net cost of $1.3 million in third quarter 2017.

Changes in cash surrender value of life insurance reflected income of $1.3 million in third quarter 2018 compared to income of $1.0 million in third quarter 2017.  ArcBest excludes changes in cash surrender value when presenting non-GAAP net income and EPS.

The “Other, net” line of ArcBest’s income statement also includes some components of the net periodic benefit cost related to nonunion pension and other nonunion postretirement benefits.  This cost totaled $2.1 million pre-tax in third quarter 2018 and $2.4 million pre-tax in third quarter 2017.  In ArcBest’s 2018 financial statements, the 2017 amounts have been reclassified to conform to the current year presentation.

Nonunion Pension Termination

As previously disclosed, ArcBest is terminating its nonunion pension plan.  In September 2018, ArcBest received a favorable determination letter from the Internal Revenue Service regarding qualification of the plan termination.

Nonunion pension expense and charges to terminate the plan, which are identified as reconciling items to non-GAAP net income, are estimated to total approximately $17 million to $23 million (pre-tax), or approximately $13 million to $17 million (after-tax). The costs are expected to be recognized partially in fourth quarter 2018 and partially in first quarter 2019 in the “Other, net” line of ArcBest’s income statement. The final pension settlement charges, timing of recognition and the actual amounts required to be paid to the plan are dependent on several factors, including benefit elections made by plan participants, interest rates, value of plan assets and cost of annuity contracts.  Cash funding of approximately $13 million is expected in first quarter 2019.

Tax Rate

ArcBest’s third quarter 2018 effective GAAP tax rate was 24.5% which resulted in a GAAP tax rate of 18.4% year-to-date in 2018.  The “Effective Tax Rate Reconciliation” table on Page 9 of ArcBest’s third quarter 2018 earnings press release in Exhibit 99.1 shows the reconciliation of GAAP to non-GAAP effective tax rates. The third quarter and year-to-date non-GAAP tax rates of 26.6% and 26.7%, respectively, approximate the rate that ArcBest generally expects on normalized fourth quarter 2018 earnings, though the effective rate may be impacted by items discrete to that period.

“Other and eliminations” line within Operating Income on the Operating Segment Data and Operating Ratios statement

In third quarter 2018, the loss reported in the “Other and eliminations” line of ArcBest’s consolidated income statement was approximately $5 million.  The “Other and eliminations” line includes expenses related to investments for improving the delivery of services to ArcBest’s customers as well as investments in comprehensive transportation and logistics services offered across multiple operating segments.  This line item also includes certain investments in ArcBest technology and innovations.  The loss in this line is expected to approximate $6 million in fourth quarter 2018.

Capital Expenditures

ArcBest’s 2018 total net capital expenditures, including financed equipment, are expected to be in an estimated range of $145 million to $150 million.  This is a reduction from the previously stated range of $155 million to $165 million.  This updated amount includes the majority of the revenue equipment purchases planned for 2018, including the new, replacement tractors at ABF Freight.  The decrease in capital expenditures was primarily due to shifts in the timing of some expenditures into 2019.

ArcBest’s 2018 depreciation and amortization costs on property, plant and equipment are expected to approximate  $105 million.  This does not include amortization of intangible assets which should be approximately $5 million in 2018.

Asset-Based Segment

Excluding fuel surcharge, the year-over-year increase in third quarter 2018 Billed Rev/Cwt on Asset-Based, LTL freight was in the mid-single digits.  ArcBest secured an average 5.3% increase on Asset-Based customer contract renewals and deferred pricing agreements negotiated during the quarter.

Asset-Based quarterly tonnage per day increased 1.6% versus last year’s third quarter. For third quarter 2018, by month, Asset-Based daily tonnage versus the same period last year increased in July by 1.4%, increased by 2.2% in August and increased 1.0% in September.

ABF Freight’s current five year labor agreement included a ratification bonus and additional vacation time.  The ratification bonus is being expensed over the 63-month contract beginning on April 1, 2018.  The additional week of vacation is being expensed as it is earned for anniversary dates that begin on or after April 1, 2018.  Third quarter 2018 results included additional costs for these items totaling $1.9 million.  In fourth quarter 2018, ArcBest estimates the additional costs for these items to be approximately $2.6 million.

Annual Union Profit-Sharing Bonus

As provided in ABF Freight’s current Teamster labor contract, for the full years of 2019 through 2022, ABF Freight’s Teamster employees would be eligible for an annual profit-sharing bonus, as shown in the following table. The operating ratio (“OR”) used to calculate the bonus amount must include the related benefit expense estimated under this plan. The potential bonus would be based on individual employee W-2 earnings (excluding any profit-sharing bonuses) for the full year.

ABF Freight Published Annual OR	Bonus Amount
95.1 to 96.0	1%
93.1 to 95.0	2%
93.0 and below	3%

Asset-Based Shared Services

In January 2017, ArcBest’s new corporate structure unified the sales, pricing, customer service, marketing and capacity sourcing functions.  Those costs are included in the “Shared services” line of the income statement.  The operating segment data included in ArcBest’s third quarter 2018 earnings press release discloses an $11 million increase in third quarter 2018 expense for Asset-Based “Shared services” compared to third quarter 2017.  Approximately one-half of the third quarter, year-over-year increase in this Asset-Based expense line is associated with employee retirement costs, including higher expenses for long-term incentive plans driven by shareholder returns relative to ArcBest’s peers.  The remaining increase in shared service costs is associated with increased advertising along with investments to improve the customer experience.

October 2018 Business Update – Asset-Based Segment

Preliminary Asset-Based financial metrics and business trends for the month of October 2018, compared to October 2017 are as follows:

•	Daily Billed Revenue increased approximately 11%.
•	Total Tonnage/Day increased approximately 2% with mid-single digit increases in LTL tonnage.
•	Shipments/Day increased approximately 3%.
•	Total Billed Revenue/CWT increased approximately 9% and was positively affected by higher fuel surcharges.
•	Total Billed Revenue/Shipment increased approximately 7%.
•	Total Weight/Shipment decreased approximately 1%, with the weight/shipment on LTL-rated shipments higher than prior year October.

In recent years, the historical average sequential change in ArcBest’s Asset-Based operating ratio in the fourth quarter, versus the third quarter, has been an increase of approximately 200 basis points. There will be 61.5 working days in the fourth quarter which is normal for a fourth quarter, and is the same as in fourth quarter 2017. Fourth quarter 2018 working days are one and a half days less than third quarter 2018.

ArcBest Asset-Light Segment

Sale of the Asset-Light Military Moving Business

In December 2017, ArcBest completed the sale of its Asset-Light military moving business. Last year during the seasonally busier time, this military moving business generated approximately $0.9 million of net revenue for ArcBest in third quarter 2017 and none in third quarter 2018.  The required government approval of the transaction was obtained in September 2018 and triggered recognition of a gain on the sale. Third quarter 2018 Asset-Light operating income includes a gain of $1.9 million, compared to a $0.2 million gain in third quarter 2017, related to the previous sale of a portion of the Asset-Light military moving business.

October 2018 Business Update – ArcBest Asset-Light Segment [Excluding FleetNet]

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For the ArcBest Asset-Light segment, not including FleetNet,  preliminary revenue per day increased approximately 4% versus the same period in 2017.  Year-over-year revenue growth was related to higher revenue per shipment, partially offset by a reduction in daily shipments.

Forward-Looking Statements

Certain statements and information in this exhibit may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “foresee,” “intend,” “may,” “plan,” “predict,” “project,” “scheduled,” “should,” “would,” and similar expressions and the negatives of such terms are intended to identify forward-looking statements. These statements are based on management’s beliefs, assumptions, and expectations based on currently available information, are not guarantees of future performance, and involve certain risks and uncertainties (some of which are beyond our control). Although we believe that the expectations reflected in these forward-looking statements are reasonable as and when made, we cannot provide assurance that our expectations will prove to be correct. Actual outcomes and results could materially differ from what is expressed, implied, or forecasted in these statements due to a number of factors, including, but not limited to: a failure of our information systems, including disruptions or failures of services essential to our operations or upon which our information technology platforms rely, data breach, and/or cybersecurity incidents; relationships with employees, including unions, and our ability to attract and retain employees; unfavorable terms of, or the inability to reach agreement on, future collective bargaining agreements or a workforce stoppage by our employees covered under ABF Freight’s collective bargaining agreement; the loss or reduction of business from large customers; the cost, timing, and performance of growth initiatives; competitive initiatives and pricing pressures; general economic conditions and related shifts in market demand that impact the performance and needs of industries we serve and/or limit our customers’ access to adequate financial resources; greater than expected funding requirements for our nonunion defined benefit pension plan; availability and cost of reliable third-party services; our ability to secure independent owner operators and/or operational or regulatory issues related to our use of their services; governmental regulations; environmental laws and regulations, including emissions-control regulations; the cost, integration, and performance of any recent or future acquisitions; not achieving some or all of the expected financial and operating benefits of our corporate restructuring or incurring additional costs or operational inefficiencies as a result of the restructuring; union and nonunion employee wages and benefits, including changes in required contributions to multiemployer plans; litigation or claims asserted against us; the loss of key employees or the inability to execute succession planning strategies; default on covenants of financing arrangements and the availability and terms of future financing arrangements; timing and amount of capital expenditures; self-insurance claims and insurance premium costs; availability of fuel, the effect of volatility in fuel prices and the associated changes in fuel surcharges on securing increases in base freight rates, and the inability to collect fuel surcharges; increased prices for and decreased availability of new revenue equipment, decreases in value of used revenue equipment, and higher costs of equipment-related operating expenses such as maintenance and fuel and related taxes; potential impairment of goodwill and intangible assets; maintaining our intellectual property rights, brand, and corporate reputation; seasonal fluctuations and adverse weather conditions; regulatory, economic, and other risks arising from our international business; antiterrorism and safety measures; and other financial, operational, and legal risks and uncertainties detailed from time to time in ArcBest’s public filings with the Securities and Exchange Commission (“SEC”).

For additional information regarding known material factors that could cause our actual results to differ from our projected results, please see our filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events, or otherwise.